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Exhibit 14.2      Code of Ethics for Executive Officers of Technology Visions
                  Group, Inc.


     CODE OF ETHICS FOR EXECUTIVE OFFICERS OF TECHNOLOGY VISIONS GROUP, INC.
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Introduction

The Code of Ethics (the "Code") for Executive Officers has been adopted by the Board of Directors of Technology Visions Group, Inc. (the "Company") on 15 March 2004 to promote the honest and ethical conduct, proper disclosure to outside constituents, and compliance with applicable laws, rules and regulations within the Board of Directors and by the Company's Executive Officers.

1.       Applicability

The term "Executive Officers" includes the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions), or any executive or senior officer of the Company or its subsidiaries.

2.       Principles and Practices

In performing his or her duties for the Company, each Executive Officer of the Company agrees to abide by and to promote:

         A. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
         B. Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the Company;
         C. Compliance with rules and regulations of Federal, State and local governments;
         D. Respect for confidential information acquired in the course of one's work except when otherwise legally obligated to disclose such confidential information;
         E. Compliance with Federal and State insider trading rules and regulations and the Company's policy on appropriate periods when trading in the Company's securities is permitted;
         F. Loyalty to the Company and avoidance of exploiting professional relationships for personal gains;
         G. Compliance with all Company policies and procedures, including those applicable to employees, generally; and
         H.       Accountability for adherence to the Code.

3.       Business Integrity

Technology Visions' foundation is based on integrity, honesty and fairness in all aspects of our global business and we seek the same from those with whom we do business, directly and indirectly.

No employee may directly or indirectly offer, pay, solicit or accept a bribe, or other such payment which may be construed as such, in any form. Political donations are also prohibited.

Gifts and entertainment may only be offered to any third party if they are consistent with customary business practices, modest in value and not in contravention of any applicable law. No employee should seek or accept a personal gift or entertainment that might reasonably be believed to influence commercial activity or the decision-making process. No employee should act in a manner that may bring TVGI into disgrace or disrespect. Employees must avoid private, financial or business activities (including those of immediate members of their families) that could conflict with their responsibilities to TVGI.

All business transactions must be reflected accurately and fairly in TVGI's accounts in accordance with established procedures, and be subject to audit. TVGI's accounting records will reflect and describe the nature of the underlying transactions.

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4.       Our Commitment to Our Stakeholders.

TVGI recognizes its corporate responsibility to five main groups of stakeholders. We are committed:

         A.       To Shareholders

                  To build shareholder value through consistently increasing earnings; to conduct our operations in accordance with accepted principles of good corporate governance; to provide timely and accurate information to all shareholders on our activities and performance.

         B.       To Customers

                  To win and retain customers who adhere to business principles consistent with our own, by developing and providing services that offer value in terms of price, quality, safety and environmental impact; to be responsive to customer comments and complaints.

         C.       To Employees

                  To respect the human rights of all employees, whether directly employed or sub-contracted, in accordance with all applicable rules and regulations; to provide and maintain safe conditions of work, with competitive terms and conditions of employment.

                  To insist on a policy of diversity, by selecting, developing and retaining employees on the basis of ability and qualifications for the work to be performed, without any form of discrimination or prejudice under any circumstances; to insist that sexual harassment does not take place under any circumstances.

                  To encourage the involvement of employees in the planning and direction of their work.

         D.       To Suppliers and Business Partners

                  To seek mutually beneficial relationships with contractors, suppliers and joint venture partners, to require that, so as far as is practicable, all of these practices adhere to business principles consistent with our own.

         E.       To the Community

                  To conduct business as responsible corporate citizens, to observe the laws of the countries in which we operate, to give proper regard to the health, safety and the environment of local communities, and to be sensitive to and supportive of local cultural, social, educational and economic needs.

5.       Health, Safety and the Environment.

It is TVGI's policy to establish and manage safe and healthy working conditions for all employees.

We seek effective and efficient ways to protect and enhance the environment in which we live and operate. To this end, we measure, appraise and report performance on the basis of continuous improvement and with the longer-term aim of enhancing the sustainability of our business and that of our customers, suppliers, partners and the wider community.

6. Compliance, Monitoring and Reporting.

The Technology Visions' Board is responsible for communicating this Code to all employees and for ensuring its contents are understood and adhered to. Day-to-day responsibility in this regard is delegated to operating management.

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Compliance with this Code is monitored and reviewed by the TVGI Board, as part of its risk management process.

Breaches of the Code must be reported to relevant senior officers and managers. The Board expects employees to bring to their or to other senior managers' attention any suspected breach of this Code. This Code is intended to foster a search for continuous improvement in all aspects of our performance. It will therefore be reviewed annually and will be referred to in TVGI's Annual Report.

Compliance and Accountability. Violations of the Company's Code of Ethics shall be reported promptly to the Company's Board of Directors.

Any violations of the Company's Code of Ethics may result in disciplinary action, up to and including immediate termination.

March 15, 2004